Exhibit 99.1

Behringer Harvard Welcomes Former Head of
Mortgage Bankers Association and National Multi
Housing Council to its Multifamily REIT Board

January 12, 2009 – After 21 years at the helm of two prestigious industry leaders–including a seven-year tenure (2001-2008) as president and CEO of the Mortgage Bankers Association (MBA) and 14 years (1987-2001) as president of the National Multi Housing Council (NMHC)–Jonathan L. Kempner has accepted a position as an independent director on the board of directors of Behringer Harvard Multifamily REIT I, Inc.

The Mortgage Banking Association is the national association representing the real estate finance industry, with over 2,400 member companies including mortgage companies, mortgage brokers, commercial banks, thrifts, life insurance companies and others in the mortgage lending field. The National Multi Housing Council is a leading trade association representing the interests of the larger and most prominent apartment firms in the United States. NMHC’s members are the principal officers of firms engaged in all aspects of the apartment industry including ownership, development, management and financing.

“Jonathan’s impressive and wide-ranging experience makes him uniquely qualified for service on our Multifamily REIT board,” said Robert S. Aisner, CEO of Behringer Harvard Multifamily REIT I, Inc. “He brings to this role more than two decades of experience encompassing all facets of the commercial real estate industry. He’s developed extensive expertise in both the multifamily property sector and commercial lending, as well as deep relationships with leaders in both industries. We believe his mortgage banking experience will be especially valuable during this challenging time in the capital markets.”

Kempner served as president and CEO of the Mortgage Bankers Association from April 2001 to December 2008. In addition, Kempner served on MBA’s board of directors (ex officio) and on the board of its business development affiliate, Lender Technologies Corp. Kempner also served on the board of MERS Inc., the industry-owned registry for the transfer of mortgage rights.

Before his role with the MBA, for 14 years Kempner was president of the National Multi Housing Council. From 1983 to 1987, Kempner was vice president and general counsel of Oxford Development Corp., a privately owned real estate services firm in Maryland with a focus on commercial real estate development, asset and property management, brokerage, and investment advisory services. From 1982 to 1983, Kempner served as assistant director and general counsel of the Pennsylvania Avenue Development Corp., a federally owned real estate firm. From 1981 to 1982, he also served as assistant general counsel to the Charles E. Smith Companies, a significant owner and developer of apartment complexes.

Kempner practiced law with Fried, Frank, Harris, Shriver and Kampelman, a leading international commercial law firm, from 1977 to 1980, immediately after a clerkship for U.S. District Judge David W. Williams of the Central District of California. Kempner also served as a special consultant to the U.S. Department of the Treasury Office of Capital Markets and as a staff assistant to the Subcommittee on Representation of Citizen Interests of the U.S. Senate Committee on the Judiciary and in the office of Sen. Abraham Ribicoff.

Mr. Kempner holds a bachelor’s degree from the University of Michigan (high honors and high distinction, Phi Beta Kappa) and a law degree from Stanford University Law School, where he served on the Stanford Law Review. Kempner serves on the editorial boards of numerous real estate publications and is on the board of directors of three nonprofit organizations: Greater DC Cares, Yachad and the Ciesla Foundation.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Jason Mattox	Barbara Marler
Richards Partners	Executive Vice President	Behringer Harvard
katie_myers@richards.com	Behringer Harvard	bmarler@behringerharvard.com
214.891.5842	jmattox@behringerharvard.com	469.341.2312
866.655.3600

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